Exhibit 5.1

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

April 4, 2007

Re: Registration of Securities of Magma Design Automation, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (“Registration Statement”) on Form S-3 of Magma Design Automation, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission on or about April 4, 2007 in connection with the registration under the Securities Act of 1933 of $49,939,000 aggregate principal amount of the 2.00% Convertible Senior Notes of the Company (the “Notes”), and 3,329,267 shares of common stock of the Company, par value $0.0001 per share (the “Shares”), which are issuable upon conversion of the Notes.

We are of the opinion that the Notes have been duly authorized by all necessary corporate action on the part of the Company and are legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

We are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares as contemplated by the Registration Statement and the book entry of the Shares by the transfer agent for the Company’s common stock in the name of The Depository Trust Company, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP